UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900 Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-877-7000

___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2006, Ralcorp Holdings, Inc. (“Ralcorp”) signed a definitive agreement (“Stock Purchase Agreement”) to purchase the stock of Cottage Bakery, Inc. (“Cottage”), a leading manufacturer of frozen par-baked breads and frozen dough sold in the retail and foodservice channels (the “Transaction”). Parties to the Stock Purchase Agreement were Cottage, a California corporation; Rivergate Partners, L.P. (“Rivergate”); Jamison Partners, L.P.; Terry R. Knutson and Rose Knutson, as Co-Trustees of the Terry and Rose Knutson 2000 Family Trust UTA 6/21/00; Church Resource Ministries; Bethel Tabernacle (a/k/a Bethel Open Bible Church) (all of the foregoing with the exception of Cottage collectively referred to as “Sellers”); Terry R. Knutson and Rose Knutson, each an individual of Lodi, California (collectively referred to as “Sellers’ Guarantor”); RH Financial Corporation, a wholly owned subsidiary of Ralcorp and a Nevada corporation (“Buyer”); and Ralcorp, a Missouri corporation, as the Buyer’s guarantor. The Stock Purchase Agreement provides that upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, Ralcorp will own 100% of the shares of Cottage. Ralcorp will enter into a definitive agreement to purchase the real estate used by Cottage at the closing of the Transaction. The real estate used by Cottage is subject to the terms of an existing lease which will remain operative until the purchase of the real estate is complete.

Ralcorp will pay an aggregate cash purchase price of $170,840,000 (the “Stock Purchase Price”) to the Sellers for all of the stock of Cottage. The Purchase Price is subject to a post-closing net asset adjustment and adjustment for payments and certain tax benefits in connection with employee and management supplemental retention plans. The Transaction is currently scheduled to close in November, 2006, subject to anti-trust and other customary closing conditions, some of which are mentioned below. The cash purchase price for the real estate used by Cottage is $14,660,000. Any lease payments incurred between the signing of the real estate purchase agreement and the closing of the real estate transaction will be netted against the real estate purchase price. The purchase of the real estate is expected to close in January, 2007. The Transaction and real estate transaction will be financed through a combination of cash reserves, proceeds from Ralcorp’s existing accounts receivable securitization program, and borrowings under Ralcorp’s existing $150 million credit facility. Upon the closing of the Transaction, Ralcorp will deposit $17.5 million of the Stock Purchase Price into escrow. The escrow amount will be held as a source of recovery for breach of the Stock Purchase Agreement by the Sellers.

Cottage, the Sellers and Ralcorp have made representations, warranties and covenants in the Stock Purchase Agreement, including, among others, covenants by Cottage to carry on the business of Cottage in the ordinary course consistent with its past practices between the execution of the Stock Purchase Agreement and the consummation of the Transaction; covenants not to sell, lease or make any other disposition of any material property or assets used or held for use by Cottage, except in the ordinary course of business during this period of time; and covenants to use all commercially reasonable efforts to obtain all required governmental consents.

Consummation of the Transaction is subject to customary conditions, including but not limited to expiration or termination of all applicable waiting periods (including any extensions thereof) required under the Hart-Scott-Rodino Act; releases pursuant to terms and conditions mutually acceptable to the Buyer and Cottage of certain bank guaranties of Cottage; the accuracy of the representations and warranties without giving effect to materiality or material adverse effect qualifiers; the delivery and entry into an escrow agreement, agreement for the purchase and sale of the real estate, and key employee employment agreements; and performance of all covenants and obligations required of Cottage and the Sellers by the Stock Purchase Agreement.

Generally, the representations and warranties contained in the Stock Purchase Agreement will survive for 18 months after the closing of the Transaction. The representations and warranties for environmental and intellectual property shall survive for four years post-closing or the expiration of the relevant statute of limitations, whichever occurs first. Representations and warranties relating to the capitalization, tax, stock and real estate ownership, authorization and non-contravention of Cottage, shall survive until the expiration of the relevant statute of limitations. Representations and warranties regarding the Sellers’ stock are made by each Seller severally and not jointly and shall also survive closing until the expiration of the relevant statute of limitations.

The Stock Purchase Agreement contains a non-compete provision whereby the Sellers, excluding Church Resource Ministries and Bethel Tabernacle (a/k/a Bethel Open Bible Church), have severally agreed that each will not, for a period beginning on the closing date of the Transaction and ending five years after Terry Knutston ceases to be employed by Cottage, engage directly or indirectly in businesses in the United States or Canada that compete with the products manufactured by Ralcorp.

In the event of breach of the Stock Purchase Agreement by Cottage or the Sellers, the Sellers have agreed to indemnify the Buyer. There is a $1 million overall deductible and an aggregate cap in the amount of $60 million on the Sellers’ indemnification for breaches of representations and warranties. Matters relating to organization, capitalization, non-contravention, taxes, authorizations, real property and the non-compete provision are not subject to the deductible or cap. Ninety percent (90%) of the escrow amount, net of any losses incurred by Ralcorp as a result of a breach of the Stock Purchase Agreement by the Sellers, will be released from the escrow to the Sellers fifteen months after closing, and ten percent (10%) of the escrow amount will be held for an additional three months thereafter and will be released to the Sellers, net of any losses incurred by Ralcorp as a result of a breach of the Stock Purchase Agreement by the Sellers.

Ralcorp and the Sellers have the right to terminate the Stock Purchase Agreement prior to closing under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by Ralcorp or the Sellers if the Transaction has not closed on or before November 30, 2006; or (iii) by either Ralcorp or the Sellers if a material breech occurs and is not cured within the required amount of time.

This description of the Stock Purchase Agreement does not purport to be complete, but is a brief description of the terms and conditions that are material to Ralcorp. In addition, this description shall be qualified in its entirety by the terms and conditions of the Stock Purchase Agreement, a copy of which will be filed with Ralcorp’s Form 10-Q for its first quarter ended December 31, 2006.

Item 8.01	Other Events.

On October 18, 2006, Ralcorp Holdings, Inc. issued a press release announcing that it has signed a definitive agreement to purchase Cottage Bakery, Inc., a leading manufacturer of frozen par-baked breads and frozen dough sold in the retail and foodservice channels. The press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit 99.1	Press Release dated October 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date: October 24, 2006	By: /s/ T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release dated October 18, 2006.